Exhibit 10.8

WING STOP HOLDING CORPORATION

2010 STOCK OPTION PLAN

NON-INCENTIVE STOCK OPTION CERTIFICATE

GRANT

This Option Certificate (this “Option Certificate”) evidences the grant by Wing Stop Holding Corporation (the “Company”), in accordance with the Wing Stop Holding Corporation 2010 Stock Option Plan (the “Plan”), of a Non-Incentive Stock Option (the “Option”) to [                ] (“Holder”) to purchase from the Company [                ] shares of the $.01 par value common stock of the Company (the “Stock”), at an Option Price per share equal to $[        ] (the “Option Price”). The Option is granted effective as of [                ] (the “Grant Date”). The Option does not constitute an incentive stock option under § 422 of the Code.

WING STOP HOLDING CORPORATION

By:
Name:
Title:

TERMS AND CONDITIONS

§ 1 Plan. The Option is subject to all of the terms and conditions set forth in the Plan and this Option Certificate, and all capitalized terms not otherwise defined in this Option Certificate have the respective meaning of such terms as defined in the Plan. If a determination is made that any term or condition set forth in this Option Certificate is inconsistent with the Plan, the Plan shall control. A copy of the Plan will be made available to Holder upon written request to the Company.

§ 2 Exercise Rights.

(a)	Vesting.

(1)	Holder will vest with respect to [ ]% of the Option if Holder remains a member of the Board of Directors of the Company (the “Board”) continuously until the [ ] anniversary of the Grant Date; and Holder will vest with respect to an additional [ ]% of the Option on each of the next [ ] anniversaries of the Grant Date if Holder remains a member of the Board continuously through such respective anniversary date (e.g., if Holder is a member of the Board continuously through the [ ] anniversary of the Grant Date, the Option would be [ ]% vested).

(2)	Upon a Change in Control, Director will vest automatically with respect to all of the Options (to the extent not previously vested) if Director remains a member of the Board continuously through the Change Effective Date for the Change in Control.

(b)	Death or Disability. If Holder’s service as a member of the Board terminates due to “Disability” (as defined in § 2(d)) or death, the Option must be exercised within [ ] year[s] of such Disability or death, to the extent then vested. At the end of such [ ]-year period, the Option shall expire and be forfeited to the extent then un-exercised.

(c)	Change in Control. If there is a Change in Control, Holder may be required by the Board to exercise all vested Options. Any vested Options must be exercised within [ ] calendar days following receipt by Holder of written notice of the Change in Control from the Board; any Options that are not exercised within such [ ] day period will be cancelled as of the Change Effective Date of the Change in Control.

(d)	Disability. For purposes of this Option Certificate, “Disability” means the suffering by Holder for at least a [ ]-consecutive-day period of a physical or mental condition resulting from bodily injury, disease, or mental disorder that renders Holder incapable of continuing even with reasonable accommodation to serve as a member of the Board. The Board shall determine whether Holder has a Disability. If Holder disputes such determination, the issue shall be submitted to a competent licensed doctor appointed by the Board, and the doctor’s determination as to whether Holder has a Disability shall be binding on the Company and on Holder.

§ 3 Life of Option. The Option shall expire and shall not be exercisable for any reason on or after the [    ] anniversary of the Grant Date.

§ 4 Method of Exercise of Option. Holder may exercise the Option in whole or in part (to the extent the Option is otherwise exercisable under § 2) on any normal business day of the Company by (a) delivering this Option Certificate to the Company, together with written notice of the exercise of the Option, and (b) simultaneously paying to the Company the Option Price. The payment of such Option Price shall be made either in cash or by check acceptable to the Company.

§ 5 Delivery. The Company shall deliver a properly issued certificate for any Stock purchased pursuant to the exercise of the Option as soon as practicable after such exercise (or otherwise register such Stock in the name of Holder), and such delivery (or registration in the name of Holder) shall discharge the Company of all of its duties and responsibilities with respect to the Option.

§ 6 Nontransferable. Except as expressly authorized in writing by the Board, no rights granted under this Option Certificate or the Option shall be transferable by Holder other than by will or by the laws of descent and distribution, and the rights granted under this Option Certificate and the Option shall be exercisable during Holder’s lifetime only by Holder. The person or persons, if any, to whom the Option is transferred by will or by the laws of descent and distribution or through written Board authorization shall be treated after such transfer the same as Holder under this Option Certificate.

§ 7 Release. As a condition to the Company’s issuance of shares of Stock or making any payment pursuant to this Option Certificate, the Company, at its option, may require Holder to execute a full and complete release on behalf of Holder and Holder’s heirs, executors, administrators and assigns, releasing all claims, actions and causes of action against the Company and each parent, Subsidiary and affiliate of the Company, and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives. Such release must be in form and substance satisfactory to the Company. “Subsidiary” means any entity as to which the Company owns, directly or indirectly, more than 50% of the voting equity interests.

§ 8 No Right to Employment. Neither the Plan, this Option Certificate, the Option, nor any related material shall give Holder the right to employment by the Company or any Subsidiary or affiliate of the Company or to serve as a member of the Board.

§ 9 Shareholder Status. Holder shall have no rights as a shareholder with respect to any shares of Stock under the Option until such shares have been duly issued and delivered to (or registered in the name of) Holder and, except as expressly set forth in the Plan, no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting such Stock.

§ 10 Securities Registration. As a condition to the delivery of the certificate for any shares of Stock purchased pursuant to the exercise of the Option (or the registration of such Stock in the name of Holder), Holder shall, if so requested by the Company, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect.

§ 11 Other Laws. If any change in circumstances after the grant of the Option would create a substantial risk for the Company that the issuance or transfer of any Stock under this Option Certificate to Holder at the time Holder tenders any payment to exercise the Option would violate any applicable law or regulation, the Company at that time shall (a) take such action as the Board deems fair and reasonable and permissible under such law or regulation either (1) to continue to maintain the status of the Option as outstanding until Holder can exercise the Option without any substantial risk of such a violation, or (2) to fully and fairly compensate Holder for the cancellation of the Option and thereafter to cancel the Option, and (b) refund any payment made by Holder to exercise the Option.

§ 12 Other Agreements. If so requested by the Board, Holder shall (as a condition to the exercise of the Option) enter into such additional shareholder, buy-sell or other agreement or agreements prepared by the Company as the Company deems appropriate, which may restrict the transfer of shares of Stock acquired pursuant to this Option Certificate and provide for the repurchase of such Stock by the Company under certain circumstances. The certificate(s) evidencing the Stock may include one or more legends that reference or describe the conditions upon exercise referenced in this § 12.

§ 13 Withholding. The Company, or a Subsidiary or affiliate of the Company, shall have the right upon the exercise of the Option to take such action as the Company or Subsidiary or affiliate of the Company deems necessary or appropriate to satisfy the minimum statutory federal and state tax withholding requirements arising out of the exercise of the Option, including (but not limited to) withholding shares of Stock that otherwise would be transferred to Holder as a result of the exercise of the Option to satisfy the minimum statutory withholding requirements.

§ 14 Governing Law. The Plan and this Option Certificate shall be governed by the laws of the State of Georgia.

§ 15 Binding Effect. This Option Certificate shall be binding upon the Company and Holder and their respective heirs, executors, administrators and successors.

§ 16 Headings and Sections. The headings contained in this Option Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Option Certificate. Any references to sections (§) in this Option Certificate shall be to sections (§) of this Option Certificate unless otherwise expressly stated as part of such reference.